Exhibit 10.89

                          AGREEMENT AND PLAN OF MERGER

                                  by and among


                            HEADWATERS INCORPORATED,

                         HEADWATERS T ACQUISITION CORP.

                                       and

                              TAPCO HOLDINGS, INC.



                                   dated as of


                                September 8, 2004








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                                Table of Contents

                                                                            Page
ARTICLE I THE MERGER
  Section 1.1    The Merger...................................................1
  Section 1.2    Effective Time...............................................1
  Section 1.3    Articles of Incorporation and Bylaws.........................1
  Section 1.4    Directors and Officers of the Surviving Corporation..........2
  Section 1.5    Effects of the Merger........................................2
  Section 1.6    Subsequent Actions...........................................2
  Section 1.7    Conversion and Cancellation of Capital Stock and Options.....2
ARTICLE II THE CLOSING; PAYMENT FOR CAPITAL STOCK AND OPTIONS
  Section 2.1    The Closing..................................................3
  Section 2.2    Conversion of Shares; Cancellation of Options................4
  Section 2.3    Payment of Merger Consideration..............................4
  Section 2.4    Lost Certificates............................................5
  Section 2.5    Stock Transfer Books.........................................5
  Section 2.6    [Intentionally Omitted]......................................5
  Section 2.7    Repayment of Indebtedness....................................5
  Section 2.8    Escrow Deposit...............................................5
  Section 2.9    Deposit of Transaction Tax Benefits and Creditable
                 Tax Refunds..................................................5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  Section 3.1    Organization; Qualification of Company.......................7
  Section 3.2    Authorization................................................7
  Section 3.3    Execution; Validity of Agreement.............................8
  Section 3.4    Capitalization...............................................8
  Section 3.5    Consents and Approvals; No Violations........................8
  Section 3.6    Subsidiaries.................................................9
  Section 3.7    Financial Statements.........................................9
  Section 3.8    Company Debt.................................................9
  Section 3.9    Absence of Certain Changes...................................9
  Section 3.10   Title to Properties; Encumbrances...........................10
  Section 3.11   Real Property...............................................10
  Section 3.12   Leases......................................................10
  Section 3.13   Contracts and Commitments...................................11
  Section 3.14   Customers and Suppliers.....................................12
  Section 3.15   Insurance...................................................12
  Section 3.16   Litigation..................................................12
  Section 3.17   Environmental Matters.......................................12
  Section 3.18   Compliance with Laws........................................12
  Section 3.19   Employee Benefits...........................................13
  Section 3.20   Tax Matters.................................................14
  Section 3.21   Intellectual Property.......................................14
  Section 3.22   Labor Matters...............................................15
  Section 3.23   Bank Accounts...............................................15
  Section 3.24   Brokers or Finders..........................................15

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  Section 3.25   Disclosure Controls.........................................15
  Section 3.26   No Other Representations....................................15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB
  Section 4.1    Organization................................................15
  Section 4.2    Authorization; Execution; Validity of Agreement.............16
  Section 4.3    Consents and Approvals; No Violations.......................16
  Section 4.4    Availability of Funds.......................................16
  Section 4.5    Litigation..................................................16
  Section 4.6    Due Diligence...............................................17
  Section 4.7    Investment Representations..................................17
  Section 4.8    Brokers or Finders..........................................17
  Section 4.9    No Other Representations....................................17
ARTICLE V COVENANTS
  Section 5.1    Publicity...................................................17
  Section 5.2    Employees; Employee Benefits................................18
  Section 5.3    Taxes.......................................................18
  Section 5.4    Intercompany Arrangements...................................22
  Section 5.5    Maintenance of Books and Records; Reasonable Access.........22
  Section 5.6    Directors' and Officers' Insurance and Indemnification......22
  Section 5.7    Notice of Action by Written Consent.........................24
  Section 5.8    Appointment of Sellers' Representative......................24
ARTICLE VI SURVIVAL; INDEMNIFICATION
  Section 6.1    Survival....................................................25
  Section 6.2    Indemnification.............................................26
  Section 6.3    Limitations on Indemnification..............................27
  Section 6.4    Escrow; Sole and Exclusive Remedy...........................28
ARTICLE VII DEFINITIONS AND INTERPRETATION
  Section 7.1    Definitions.................................................28
  Section 7.2    Interpretation..............................................37
ARTICLE VIII MISCELLANEOUS
  Section 8.1    Fees and Expenses...........................................37
  Section 8.2    Amendment and Modification..................................37
  Section 8.3    Notices.....................................................38
  Section 8.4    Counterparts................................................38
  Section 8.5    Entire Agreement; No Third Party Beneficiaries..............38
  Section 8.6    Severability................................................38
  Section 8.7    Governing Law...............................................39
  Section 8.8    Venue.......................................................39
  Section 8.9    Time of Essence.............................................39
  Section 8.10   Extension; Waiver...........................................39
  Section 8.11   Assignment..................................................39

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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2004, by and among Headwaters Incorporated, a Delaware corporation ("Purchaser"), Headwaters T Acquisition Corp., a Utah corporation ("Sub"), and Tapco Holdings, Inc., a Michigan corporation (the "Company"). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article VII.

         WHEREAS, the Board of Directors of each of Purchaser, Sub and the Company has approved, and deems it advisable and in the best interests of its shareholders to consummate the acquisition of the Company by Purchaser, which acquisition is to be effected by the merger of Sub with and into the Company, with the Company being the surviving entity (the "Merger"), upon the terms and subject to the conditions set forth herein.

         WHEREAS, the shareholders of each of Sub and the Company, including all of the holders of Preferred Shares, have approved the Merger, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1. The Merger. The Merger shall be effected and Sub shall be merged with and into Company at the Effective Time with the separate corporate existence of Sub ceasing and the Company continuing as the surviving corporation. The surviving corporation of the Merger shall be herein referred to as the "Surviving Corporation". The Surviving Corporation shall become a direct wholly-owned subsidiary of Purchaser and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the MBCA.

         Section 1.2. Effective Time. Immediately upon execution of this Agreement, the parties shall file a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the MBCA, and shall make all other filings or recordings required under the MBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the State of Michigan (the time the Merger becomes effective being the "Effective Time").

         Section 1.3. Articles of Incorporation and Bylaws.

         (a) The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

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         (b) The Bylaws of Sub, as in effect immediately prior to the Effective
Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

         Section 1.4. Directors and Officers of the Surviving Corporation.

                  (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  (b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Section 1.5. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.6. Subsequent Actions. If at any time after the Effective Time any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation.

         Section 1.7. Conversion and Cancellation of Capital Stock and Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Company or Sub:

                  (a) Company Preferred Stock. Each issued and outstanding share (each, a "Preferred Share" and, collectively, the "Preferred Shares") of Series A Redeemable Convertible Preferred Stock, par value $.01 per share, of the Company (the "Company Preferred Stock") shall be converted automatically into the right to receive at the Effective Time $218.138 per share (the "Preferred Merger Consideration"), payable in cash, without interest, to the holder of such Preferred Share upon surrender of a certificate that formerly evidenced such Preferred Share. At the Effective Time, all shares of Company Preferred Stock upon which consideration is payable pursuant to this Section 1.7(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Preferred

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Share shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Agreement.

                  (b) Company Common Stock. Each issued and outstanding share (a "Common Share," and collectively the "Common Shares," and together with the Preferred Shares the "Shares") of common stock, par value $.3333 per share, of the Company (the "Company Common Stock"), other than shares to be cancelled in accordance with Section 1.7(d), shall be converted automatically into the right to receive at the Effective Time $46.179 per share (the "Common Merger Consideration"), payable in cash, without interest, to the holder of such Common Share upon surrender of a Common Certificate that formerly evidenced such Common Share. At the Effective Time, all shares of Company Common Stock with respect to which the Common Merger Consideration is payable pursuant to this Section 1.7(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing Common Shares shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration.

                  (c) Common Stock of Sub. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (d) Cancellation of Treasury Stock and Sub Owned Stock. Each Share and each Option that is owned by the Purchaser, Sub, Company or any Subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered with respect thereto or in exchange therefor.

                  (e) Stock Options. Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock ("Options") shall be cancelled in exchange for a cash payment made by Purchaser at the Effective Time to the holders of such Options, of the amount (the "Option Payment") equal to the product of (a) the excess, if any, of (i) the Common Merger Consideration over (ii) the per share exercise price of such Options and
(b) the number of shares of Company Common Stock subject to such Options which have not been exercised or otherwise remain outstanding as of the Closing, whether or not then vested and exercisable. All amounts payable pursuant to this
Section 1.7(e) or under the Escrow Agreement shall be subject to Sections 2.2(b) and 2.3(b) and to any required withholding of Taxes and shall be paid without interest.

                                   ARTICLE II
               THE CLOSING; PAYMENT FOR CAPITAL STOCK AND OPTIONS

         Section 2.1. The Closing. Immediately following the execution and delivery of this Agreement on the date hereof (the "Closing Date"), the closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California.

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         Section 2.2. Conversion of Shares; Cancellation of Options.

                  (a) As of the Effective Time, (i) each Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Common Merger Consideration, (ii) each Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Preferred Merger Consideration, (iii) all Shares shall automatically be canceled and retired and shall cease to exist,
(iv) each holder of a certificate which immediately prior to the Effective Time represented Common Shares (each, a "Common Certificate") shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration, without interest, per Common Share represented thereby upon surrender of such Common Certificate in accordance with this Section 2.2, and
(v) each holder of a certificate which immediately prior to the Effective Time represented Preferred Shares (each, a "Preferred Certificate") shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration, without interest, per Preferred Share represented thereby upon surrender of such Preferred Certificate in accordance with this Section 2.2.

                  (b) Immediately prior to the Effective Time, each Option shall be cancelled and shall cease to exist and each Optionholder shall cease to have any rights with respect thereto except the right to receive the Option Payment per Option, without interest, upon delivery in accordance with this Article II of a duly executed option cancellation agreement substantially in the form of Exhibit A hereto (an "Option Cancellation Agreement").

         Section 2.3. Payment of Merger Consideration.

                  (a) Simultaneous with the Closing, Purchaser shall pay to each Shareholder who delivers to Purchaser on or before the Closing Date his, her or its Common Certificates or Preferred Certificates, as the case may be, together with a duly executed letter of transmittal substantially in the form of Exhibit B hereto (a "Letter of Transmittal"), the aggregate Common Merger Consideration and Preferred Merger Consideration payable thereon to an account designated by such Shareholder by wire transfer in immediately available funds. From and after the Closing, upon surrender of a Common Certificate or Preferred Certificate for cancellation to the Surviving Corporation, together with a Letter of Transmittal, duly executed, the holder of such Common Certificate or Preferred Certificate shall be entitled to receive from the Surviving Corporation and Purchaser, jointly and severally, in exchange therefor cash which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the Shares then held by such holder under all such Common Certificate or Preferred Certificate so surrendered.

                  (b) Simultaneous with the Closing, Purchaser shall pay to each Optionholder who delivers to Purchaser his, her or its duly executed Option Cancellation Agreement the Option Payment payable in connection therewith to an account designated by such Optionholder prior to the closing by wire transfer in immediately available funds. From and after the Closing, upon surrender of a duly executed Option Cancellation Agreement to the Surviving Corporation by an Optionholder, such Optionholder shall be entitled to receive from the Surviving Corporation and Purchaser, jointly and severally, in exchange therefor the Option Payment.

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         Section 2.4. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed Purchaser will issue or will cause Sub to issue (or, after the Closing Date, will cause the Surviving Corporation to issue) in exchange for such lost, stolen or destroyed Certificate the cash which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the Shares then held by such holder under all such Certificates.

         Section 2.5. Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

         Section 2.6. [Intentionally Omitted].

         Section 2.7. Repayment of Indebtedness. To satisfy the obligations of the Company under all outstanding Indebtedness, at the Closing, Purchaser shall transfer funds to the Company in an amount equal to the Debt Payoff Amount.

         Section 2.8. Escrow Deposit. Purchaser shall deposit an amount in cash equal to the Escrow Deposit in an account (the "Escrow Account") to be established by Purchaser and the Sellers' Representative with the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit C hereto (the "Escrow Agreement"). The Escrow Account shall be administered in accordance with the terms and provisions of the Escrow Agreement for a term that shall expire at the open of business on December 31, 2005 or such later date provided in the Escrow Agreement in the event of a claim outstanding against the Escrow Account as of the open of business on December 31, 2005 (such later date, the "Escrow Fund Release Date").

         Section 2.9. Deposit of Transaction Tax Benefits and Creditable Tax Refunds.

                  (a) Purchaser shall, as soon as practicable and in no event later than four Business Days following the realization of any Transaction Tax Benefit or any Creditable Tax Refunds, deposit in the Escrow Account an amount in cash (each such amount, a "Tax Benefit Deposit") equal to the amount of the realized Transaction Tax Benefit or Creditable Tax Refunds, as the case may be, up to a maximum of $14,000,000 in the aggregate (the "Tax Benefit Basket"). Thereafter, Purchaser shall, instead of making a Tax Benefit Deposit, deliver to the Sellers' Representative:

                  (i) an amount in cash equal to any realized Creditable Tax Refund; and

                  (ii) an amount in cash equal to the amount of any realized Transaction Tax Benefit (each such amount, a "Refund Reimbursement") up to an amount equal to the aggregate amount of the Creditable Tax Refunds included in the Tax Benefit Basket, after which, Purchaser shall deliver to the Seller one-half of the amount of any realized Transaction Tax Benefit (each such amount, an "Excess Payment") as soon as practicable and in no event later than four Business Days following the realization of such Transaction Tax Benefit or Creditable Tax Refund.

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Notwithstanding the foregoing, after the Escrow Fund Release Date, Purchaser shall, instead of making a Tax Benefit Deposit, deliver to the Sellers' Representative all realized Transaction Tax Benefits, subject to subsection (ii) above (after filling, and giving effect to, the Tax Benefit Basket even after the Escrow Fund Release Date), or Creditable Tax Refunds. The Sellers' Representative shall distribute any Transaction Tax Benefits, Creditable Tax Refunds, Refund Reimbursements or Excess Payments to the Sellers ratably according to their respective Ownership Percentages.

Purchaser's obligations under this Section 2.9(a) to make payments to the Sellers' Representative shall expire on the Escrow Fund Release Date, except (A) with respect to realization of the Option Benefit Amount, in which case Purchaser's obligations under this Section 2.9(a) shall continue until the Option Benefit Amount is realized and delivered to Sellers' Representative subject to subsection (ii) above (after filling, and giving effect to, the Tax Benefit Basket even after the Escrow Fund Release Date); (B) with respect to delivery of all payments of Transaction Tax Benefits or Creditable Tax Refunds realized pursuant to filings made prior to the Escrow Fund Release Date, in which case Purchaser's obligations under this Section 2.9(a) shall continue until such payments are received and delivered in accordance with this Section 2.9(a); and (C) where Purchaser has failed to satisfy in all material respects its obligations under Section 5.3, in which case Purchaser's obligations under this Section 2.9(a) shall continue until the Purchaser has satisfied in all material respects its obligations under Section 5.3 and has delivered to Sellers' Representative all payments that could reasonably have resulted from the timely performance of all of its obligations under Section 5.3.

                  (b) Without limiting the manner in which any Transaction Tax Benefit may be realized, Purchaser shall be deemed to have realized a Transaction Tax Benefit:

                  (i) when Purchaser or Surviving Corporation (or their respective Affiliates) receives the refund for overpayment of estimated taxes requested on the Form 4466 covering the period from November 1, 2003 to and including the Closing Date;

                  (ii) in an amount equal to the Short Period Tax Savings when Purchaser files the Form 1120 covering the period from November 1, 2003 to and including the Closing Date or causes such Form 1120 to be filed;

                  (iii) when Purchaser or Surviving Corporation (or their respective Affiliates) receives the refund requested on the Form 1139;

                  (iv) in an amount equal to the 163(j) Amount on December 15, 2004, unless the Purchaser provides written notice to the Sellers' Representative at least two Business Days prior to such due date that the taxable income reported with such estimated tax payment does not permit application of the 163(j) Amount to the then-due estimated tax payment and such notice is certified in writing by Purchaser's auditors. In the event that such notice is timely delivered, Purchaser or Surviving Corporation (or their respective Affiliates) shall apply the 163(j) Amount to taxable income at the earliest possible opportunity, including in connection with any Tax Return, or other opportunity to otherwise reduce Taxes due or payable by Purchaser or

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         Surviving Corporation (or their respective Affiliates), unless a similar notice of inapplicability is timely delivered, until the 163(j) Amount has been applied and realized; or

                  (v) at any other time when (A) a refund reflecting a Transaction Tax Benefit is received from a Taxing Authority; (B) an estimated Tax payment reflecting a Transaction Tax Benefit is made to a Taxing Authority; (C) a final Tax payment is made with any Tax Return reflecting a Transaction Tax Benefit; or (D) such Transaction Tax Benefit is otherwise used to reduce Taxes payable by, or to increase refunds or other payments from a Taxing Authority to, Purchaser, the Company or Surviving Corporation, as the case may be, or their respective Affiliates.

                  (c) Upon written request, the Sellers' Representative will cooperate with and provide reasonably requested assistance to Purchaser or the Surviving Corporation, as the case may be, in realizing the Transaction Tax Benefits set forth in items (i) through (v) above and in taking the actions set forth in Section 5.3(g).

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof or as disclosed in, or as readily inferable from, the Financial Statements, the Company represents and warrants to Purchaser and Sub that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of the Company contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Company calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

         Section 3.1 Organization; Qualification of Company. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.2 Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the

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Transactions. The execution, delivery and performance by the Company of this
Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of the Company. Shareholders holding over 75% of the Common Shares and Preferred Shares outstanding as of the date hereof, voting together as a class, and Shareholders holding 100% of the Preferred Shares outstanding as of the date hereof, voting separately as a class, have duly executed actions by written consent authorizing the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, which actions by written consent comply with the provisions of the MBCA and the Articles of Incorporation and Bylaws of the Company. No other action, vote or approval of the Company or the Shareholders is required to authorize the execution and delivery by the Company of this Agreement or the consummation by it of any of the Transactions.

         Section 3.3 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery hereof by Purchaser and Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of 13,000,000 shares of Company Common Stock and 245,000 shares of preferred stock, par value $.01 per share, all of which is designated as Company Preferred Stock. As of the date hereof, (a) 7,589,717 shares of Company Common Stock are issued and outstanding, (b) 245,000 shares of Company Preferred Stock are issued and outstanding (which are convertible into 1,157,306 shares of Company Common Stock) and (c) a total of 1,062,878 shares of Company Common Stock are issuable pursuant to Options. Section 3.4 of the Disclosure Schedule sets forth the name and holdings (including the Ownership Percentage) of each holder of outstanding Shares and Options (including the exercise prices of such Options) as of the date hereof. All the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, as of the date hereof, (x) there are no shares of capital stock of the Company authorized, issued or outstanding; and (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of the Company or any Company Subsidiary.

         Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company, if applicable, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any

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of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which (A) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or
(B) would become applicable as a result of the business or activities in which Purchaser or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser or Sub.

         Section 3.6 Subsidiaries. Section 3.6 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized capital of each Company Subsidiary. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company, free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Each Company Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.7 Financial Statements. True and complete copies of the Financial Statements are included in Section 3.7 of the Disclosure Schedule. The Financial Statements have been prepared from the books and records of the Company and the Company Subsidiaries, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to (i) normally recurring year-end adjustments and (ii) the absence of notes thereto).

         Section 3.8 Company Debt. After giving effect to the consummation of the Transactions (including Purchaser performing its obligations under Section 2.7), all amounts of principal and interest outstanding under each instrument evidencing Indebtedness of the Company and any Company Subsidiaries immediately prior to the Closing, shall have been repaid, defeased or otherwise satisfied (or funds shall have been deposited for the redemption, repurchase or other satisfaction in full of such Indebtedness) as of the Closing.

         Section 3.9 Absence of Certain Changes. Except as (a) disclosed in the Financial Statements or (b) expressly required by this Agreement, since the Balance Sheet Date, no event that would reasonably be expected to result in a Company Material Adverse Effect has occurred, and the Company represents that, since the Balance Sheet Date:

                  (a) The business of the Company and the Company Subsidiaries has been conducted in the same manner as heretofore conducted and only in the ordinary course (including with respect to the Company's working capital policies regarding the payment of accounts payable and the collection of accounts receivable);

                  (b) Neither the Company nor any Company Subsidiary has: (i) amended its Articles of Incorporation or Bylaws or similar organizational documents, (ii) issued, sold, transferred, pledged, disposed of or encumbered any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (excluding issuances and sales of Shares of common stock upon the exercise of Options outstanding as of the date hereof), (iii) declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock,
(iv) split, combined or reclassified any shares of any class or series of its stock, (v) redeemed, purchased or otherwise acquired directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares or (vi) made or authorized any capital expenditure other than in accordance with the annual budget of the Company, a copy of which has been made available to Purchaser before the date hereof;

                  (c) Neither the Company nor any Company Subsidiary has made any change in the compensation payable or to become payable to any of its employees (other than normal recurring increases in the ordinary course of business or pursuant to any Plan existing on the date hereof);

                  (d) Neither the Company nor any Company Subsidiary has adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; and

                  (e) Neither the Company nor any Company Subsidiary has changed in any material respect any of the accounting methods used by it unless required or permitted by GAAP.

         Section 3.10 Title to Properties; Encumbrances. Except for property sold since the Balance Sheet Date in the ordinary course of business, each of the Company and each Company Subsidiary has good title to all the properties and assets reflected on the Balance Sheet, free and clear of all material Encumbrances, other than Encumbrances disclosed on the Balance Sheet. This
Section 3.10 does not relate to Real Property or interests in Real Property, such items being the subject of Section 3.11 hereof, nor does it relate to Intellectual Property, such items being the subject of Section 3.21 hereof.

         Section 3.11 Real Property. Section 3.11 of the Disclosure Schedule sets forth a complete list and the location of all Real Property. To the extent in the Company's possession or reasonable control, true and complete copies of
(a) all deeds, title insurance policies and surveys relating to the Real Property and (b) all documents evidencing all Encumbrances upon the Real Property have heretofore been made available to Purchaser.

         Section 3.12 Leases. A true and complete copy of each Lease has heretofore been made available to Purchaser. To the Knowledge of the Company, each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. There is no existing default by the Company or any Company Subsidiary under any of the Leases which would reasonably be expected to constitute a Company Material Adverse Effect.

         Section 3.13 Contracts and Commitments.

                  (a) Section 3.13 of the Disclosure Schedule sets forth, as of the date hereof, each contract and other agreement, to which the Company or any Company Subsidiary is a party that:

                  (i) provides for aggregate future payments by the Company or any Company Subsidiary, or to the Company or any Company Subsidiary, of more than $500,000 and has an unexpired term exceeding one year and may not be canceled upon sixty (60) days' notice without any liability, penalty or premium (excluding purchase orders, invoices and leasing transactions entered into or incurred in the ordinary course of business);

                  (ii) was entered into by the Company or a Company Subsidiary with a shareholder, officer, director or significant employee of the Company or any Company Subsidiary;

                  (iii) is a collective bargaining or similar agreement;

                  (iv) involves an agreement with any bank, finance company or similar organization for Indebtedness of the Company or any Company Subsidiary;

                  (v) materially restricts the Company or any Company Subsidiary from engaging in any line of business anywhere in the world; and

                  (vi) is an employment agreement, consulting agreement or similar arrangement.

                  (b) As of the date hereof, (i) there is not and, to the Knowledge of the Company, there has not been claimed or alleged by any Person with respect to any contract listed in Section 3.13 of the Disclosure Schedule any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party thereto, except such defaults, events of default and other events that would not reasonably be expected to result in a Company Material Adverse Effect, and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the contracts listed in Section 3.13 of the Disclosure Schedule, other than (A) such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers or notices the failure of which to have or give would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.14 Customers and Suppliers. Since the Balance Sheet Date through the date hereof, the Company has not received written notice of an intent to terminate the business relationship of the Company or any Company Subsidiary with any customer who accounted for more than 10% of the Company's sales (on a consolidated basis) during the period since the Balance Sheet Date, or any supplier from whom the Company or the Company Subsidiaries purchased more than 10% of the goods or services (on a consolidated basis) which it purchased during the same period.

         Section 3.15 Insurance. Section 3.15 of the Disclosure Schedule sets forth a description of all insurance policies in effect as of the date hereof, providing coverage with respect to the business or assets of the Company or the Company Subsidiaries. Each of such policies has been issued to the Company or a Company Subsidiary. Each of such policies is valid and binding and in full force and effect in all material respects, all premiums due thereunder have been paid when due (except for any failures to pay any such premiums that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination in respect of any such policy.

         Section 3.16 Litigation. As of the date of this Agreement, there is no action, suit, inquiry, proceeding or, to the Knowledge of the Company, governmental investigation pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.17 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, since June 23, 1999, (a) the Company and each Company Subsidiary are in material compliance with all applicable Environmental Laws, (b) neither the Company nor any Company Subsidiary has received any written notice with respect to the business of, or any property owned or leased by, the Company or any Company Subsidiary from any governmental entity or third party that remains outstanding alleging that the Company or any Company Subsidiary is not in material compliance with any Environmental Law, and (c) neither the Company nor any Company Subsidiary has caused any "release" of a "hazardous substance," as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.9601 et seq., in excess of a reportable quantity which release remains unresolved on any real property owned by the Company or any Company Subsidiary that is used for the business of the Company or any Company Subsidiary. The representations and warranties contained in this Section 3.17 constitute the sole and exclusive representations and warranties of the Company concerning environmental matters.

         Section 3.18 Compliance with Laws. Since June 23, 1999, the Company and the Company Subsidiaries have complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that apply to the business, properties or assets of the Company or any Company Subsidiary, except for violations that would not constitute a Company Material Adverse Effect. This Section 3.18 does not relate to matters with respect to Taxes, which are the subject of Section 3.20, Plans, which are the subject of Section 3.19, environmental matters, which are the subject of Section 3.17, or employee and labor matters, which are the subject of Section 3.22.

         Section 3.19 Employee Benefits.

                  (a) Section 3.19 of the Disclosure Schedule contains a true and complete list of all Plans. The Company has heretofore made available to Purchaser a true and complete copy of each written Plan and any amendments thereto and each agreement creating or modifying any related trust or other funding vehicle.

                  (b) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

                  (c) No Title IV Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in
Section 4063(a) of ERISA.

                  (d) Each Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including ERISA and the Code, except as would not reasonably be expected to have a Company Material Adverse Effect.

                  (e) Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified.

         Section 3.20 Tax Matters.

                  (a) The Company and each Company Subsidiary has filed (or has had filed on their behalf) all material income Tax Returns required by applicable Law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are true, complete and correct in all material respects.

                  (b) The Company and each Company Subsidiary has paid (or has had paid on their behalf) all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (c) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves in accordance with GAAP have been made.

                  (d) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as "Audits") or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Company or any Company Subsidiary, except for those Audits or court proceedings the adverse resolution of which would not have a Company Material Adverse Effect.

                  (e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary.

                  (f) Neither the Company nor any Company Subsidiary has engaged in any "listed transaction" within the meaning of Treasury Regulation 1.6011-4(b)(2).

         Section 3.21 Intellectual Property.

                  (a) Noninfringement. To the Knowledge of the Company, the conduct of the business of the Company does not infringe or misappropriate any Intellectual Property right of any third party, and no written notice has been received alleging anything to the contrary.

                  (b) Ownership. To the Knowledge of the Company, the Company is the sole owner of all Company Intellectual Property purported to be owned by the Company.

                  (c) Validity. To the Knowledge of the Company, all Company Intellectual Property is valid and enforceable, and no written notice has been received alleging anything to the contrary.

                  (d) Confidentiality. To the Knowledge of the Company, or except as would not be likely to have a Company Material Adverse Effect, no Trade Secret of the Company has been disclosed to any third party other than pursuant to written non-disclosure agreements.

                  (e) No Third Party Infringers. To the Knowledge of the Company, no third party has infringed or misappropriated any Company Intellectual Property, except as would not be likely to have a Company Material Adverse Effect.

                  (f) No Restrictions. Except as would not be likely to have a Company Material Adverse Effect, there are no settlements, forbearances to sue, consents, judgments, orders or other obligations, other than Licenses made in the ordinary course of business, that do or may: (i) restrict the Company's rights to use any Company Intellectual Property; (ii) restrict the conduct of the business of the Company in order to accommodate a third party's Intellectual Property; or (iii) permit third parties to use any Company Intellectual Property.

         Section 3.22 Labor Matters.

                  (a) There is no labor strike, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

                  (b) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of the Company or any Company Subsidiary.

                  (c) No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Company or any Company Subsidiary.

                  (d) Neither the Company nor any Company Subsidiary has experienced any material work stoppage or other material labor difficulty during the two-year period ending on the date hereof.

                  (e) There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board.

                  (f) Since January 1, 2004, neither the Company nor any Company Subsidiary has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, and there has not occurred a "mass layoff" (as defined in the WARN
Act) affecting any site of employment or facility of the Company or any Company Subsidiary.

         Section 3.23 Bank Accounts. Section 3.23 of the Disclosure Schedule sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds $25,000 and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         Section 3.24 Brokers or Finders. Neither the Company nor any Seller nor any of their respective Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions.

         Section 3.25 Disclosure Controls. The Company has in place the disclosure controls and procedures that are identified in Section 3.25 of the Disclosure Schedule.

         Section 3.26 No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor any Person acting on behalf of the Company makes any representation or warranty, express or implied.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

         Purchaser and Sub jointly and severally represent and warrant to the Company that all of the statements contained in this Article IV are true as of the date of this Agreement.

         Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each of Purchaser and Sub has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser's or Sub's ability to consummate the Transactions.

         Section 4.2 Authorization; Execution; Validity of Agreement. Each of Purchaser and Sub has requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser and Sub of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser and the Board of Directors of Sub, and no other corporate action on the part of Purchaser or Sub is necessary to authorize the execution and delivery by Purchaser and Sub of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock or other equity issued by Purchaser or Sub is necessary to authorize the execution and delivery by Purchaser or Sub of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Purchaser and Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Purchaser and Sub, enforceable against Purchaser and Sub in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3 Consents and Approvals; No Violations. The consummation by Purchaser and Sub of the Transactions or compliance by Purchaser and Sub with any of the provisions hereof will not (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Purchaser or the Articles of Incorporation or Bylaws of Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or creation of a lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser, Sub or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Sub or any of their respective Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser's or Sub's ability to consummate the Transactions.

         Section 4.4 Availability of Funds. Purchaser currently has access to sufficient immediately available funds in cash to pay the consideration payable in the aggregate to all Shareholders and Optionholders pursuant to Article II, to pay the Debt Payoff Amount and to pay (or to cause Sub to pay) any other amounts payable pursuant to this Agreement and to effect the Transactions.

         Section 4.5 Litigation. There is no claim, action, suit, litigation or proceeding or, to the knowledge of Purchaser or Sub, governmental investigation pending or, to the knowledge of Purchaser or Sub, threatened against Purchaser,

Sub or any of their respective Subsidiaries by or before any court, arbitrator or Governmental Entity that, individually or in the aggregate, impedes or would reasonably be expected to impede the ability of Purchaser or Sub to complete the Closing or to effect the Transactions in all respects.

         Section 4.6 Due Diligence. Purchaser and Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries, which investigation, review and analysis was done by Purchaser, Sub and their respective Affiliates and, to the extent Purchaser and Sub deemed appropriate, by Purchaser's and Sub's representatives. Each of Purchaser and Sub acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, each of Purchaser and Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, opinions, financial projections, presentations, management summaries or data room materials of the Company, the Company Subsidiaries or any of their respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives (except the specific representations and warranties of the Company set forth in Article III of this Agreement and schedules thereto).

         Section 4.7 Investment Representations. Purchaser understands that no shares of capital stock of the Company Common Stock have been registered under the Securities Act or the securities laws of any state or other jurisdiction. Purchaser is acquiring the Company Common Stock for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a sale or distribution of the Company Common Stock. Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Company Common Stock by Purchaser. Purchaser will not sell or otherwise dispose of any shares of capital stock of the Company without registration under the Securities Act and under any applicable state or other jurisdiction's respective securities laws, or an exemption therefrom.

         Section 4.8 Brokers or Finders. Neither Purchaser, Sub nor any of their respective Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except Morgan Stanley & Co. Incorporated, whose fees shall be borne solely by Purchaser.

         Section 4.9 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Purchaser, Sub nor any Person acting on behalf of the Purchaser or Sub makes any representation or warranty, express or implied.

                                   ARTICLE V
                                    COVENANTS

         Section 5.1 Publicity. Neither the Company, Purchaser, Sub or any of their respective Affiliates shall issue or cause the publication of any press release or other internal or external announcement or other disclosure with respect to this Agreement or the Transactions other than the initial press release attached hereto as Exhibit D or after prior consultation with and approval of the Company and Purchaser, except as may be required by Law or by any listing agreement with a national securities exchange or trading market or to the extent the substance of such announcement or disclosure has previously been publicly disclosed (other than in breach of this Section 5.1).

         Section 5.2 Employees; Employee Benefits.

                  (a) On and after the Closing, Purchaser shall cause the Surviving Corporation to maintain plans for the benefit of the Retained Employees which provide benefits that are not less favorable in the aggregate to such employees than the benefits provided under the Plans as of the Closing for a period of not less than one year following the Closing. On and after the Closing, Purchaser shall cause the Surviving Corporation to establish or maintain, on behalf of the Retained Employees, for a period not less than one year following the Closing (i) employee benefit plans or arrangements which provide benefits that are not less favorable in the aggregate than the benefits provided under the Plans as of the Closing, and (ii) incentive compensation and bonus plans or arrangements which provide payments not less than, and are administered consistently with, the incentive compensation and bonus Plans as of the Closing.

                  (b) With respect to each employee benefit plan, practice or policy of Purchaser or any of its Affiliates, each Retained Employee shall be given credit under such plan practice or policy for all service with the Company or any Company Subsidiary or any predecessor employer (to the extent such credit was given by the Company or Company Subsidiary or any predecessor employer under a comparable Plan), for purposes of determining eligibility and vesting and for all other purposes for which such service is either taken into account or recognized (except where such credit would result in duplication of accrued benefits under the Plans). Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Retained Employees shall be given full credit for amounts paid under any Plan during the same calendar year in which they commence participation in a comparable employee benefit plan of Purchaser for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable employee benefit plan of Purchaser.

         Section 5.3 Taxes.

                  (a) So long as Sellers shall be entitled to receive payments, directly or indirectly, related to the Transaction Tax Benefits or Creditable Tax Refunds under this Agreement, Purchaser shall not, and shall not cause the Surviving Corporation or any Surviving Corporation Subsidiary to, in each case directly or indirectly, without first seeking the prior written consent of the Sellers' Representative, seek any Tax Audit or other review of any kind of the Company or the Company Subsidiaries, or initiate any correspondence or communication with any Taxing Authority with respect to any Tax period that ends on or before, or that includes, the Closing Date with the objective of triggering a Tax Audit or a review of the Company's or any Company Subsidiary's Tax position for such period. In the event Purchaser takes or permits any such action without the Sellers' Representative's express written consent, the

Sellers shall have no liability in respect of any liability for Taxes arising in connection therewith and shall be entitled to receive all direct or indirect payments related to the Transaction Tax Benefits or Creditable Tax Refunds to which Sellers otherwise would have been entitled had such action not been taken. So long as Sellers shall be entitled to receive payments, directly or indirectly, related to the Transaction Tax Benefits or Creditable Tax Refunds under this Agreement, Purchaser shall not amend, or cause or permit the Company or any Company Subsidiary, directly or indirectly, to amend, any Tax Return for any Tax year ending on or before or including the Closing Date with respect to the Company or any Company Subsidiary without the prior written consent of Sellers' Representative, which consent shall not be unreasonably withheld. So long as Sellers shall be entitled to receive payments, directly or indirectly, related to the Transaction Tax Benefits or Creditable Tax Refunds under this Agreement, Purchaser shall not, and it shall not permit its affiliates to, without first seeking the prior written consent of the Sellers' Representative, use or apply any net operating loss or other item of the Company or any Company Subsidiary for any tax year ending on any date following the Closing Date to any period of the Company or any Company Subsidiary ending on or before the Closing Date. In the event Purchaser or any of its affiliates uses or applies any such net operating loss or other item without the Sellers' Representative's express written consent, Sellers shall have no liability in respect of any liability for Taxes arising in connection therewith and shall be entitled to receive all direct or indirect payments related to the Transaction Tax Benefits or Creditable Tax Refunds to which Sellers otherwise would have been entitled had such action not been taken.

                  (b) So long as Sellers shall be entitled to receive payments, directly or indirectly, related to the Transaction Tax Benefits or Creditable Tax Refunds under this Agreement, Purchaser and the Surviving Corporation shall control all Tax Audits relating to Taxes for which the Sellers might be liable under the Agreement or which may affect the timing or realization of any Transaction Tax Benefits or Creditable Tax Refunds; provided, however, that the Sellers' Representative may participate in such Tax Audits, Purchaser and the Surviving Corporation will in good faith consider the advice of Sellers' Representative with respect to such Tax Audits, and that any liability for any Taxes for which the Sellers may be responsible in whole or in part may not be settled, nor may any settlement be reached or entered into that would affect the timing or realization of any Transaction Tax Benefits or Creditable Tax Refunds, without first seeking the prior written consent of the Sellers' Representative. In the event Purchaser or any of its affiliates reaches or enters into any such settlement without the Sellers' Representative's express written consent, Sellers shall have no liability in respect of any liability for Taxes arising in connection therewith and shall be entitled to receive all direct or indirect payments related to the Transaction Tax Benefits or Creditable Tax Refunds to which Sellers otherwise would have been entitled had such settlement not been reached and entered into. Purchaser shall give Sellers' Representative prompt notice of the commencement of a Tax Audit for any period that ends prior to or includes the Closing Date relating to Taxes for which Sellers may be liable under this Agreement or which may affect timing or realization of Transaction Tax Benefits or Creditable Tax Refunds which may result in direct or indirect payments to Sellers under this Agreement. Any failure or delay on the part of Purchaser to give such notice shall not affect whether the Sellers are liable for reimbursement except and to the extent that the Sellers are prejudiced thereby. Purchaser shall also afford the Sellers' Representative access to all books and records related to any Taxes for which it may be responsible and reasonable access to employees of the Company.

                  (c) In the event of any Tax Audit relating to any Tax period beginning prior to and ending after the Closing Date, the Purchaser shall control such Tax Audit but it shall give Sellers' Representative the right to participate fully in such Tax Audit and the liability for any Taxes for which the Sellers may be responsible in whole or in part may not be settled without first seeking the prior written Sellers' Representative's express written consent. In the event that Purchaser settles any such Tax Audit without Sellers' Representative's express written consent, Sellers shall have no liability in respect of any liability for Taxes arising in connection with such settlement and shall be entitled to receive all direct or indirect payments related to the Transaction Tax Benefits or Creditable Tax Refunds to which Sellers otherwise would have been entitled had such Tax Audit not been settled.

                  (d) The Company will endeavor to terminate its Tax year as of the end of the Closing Date.

                  (e) The Surviving Corporation shall prepare and file all Tax Returns for any period ending on or before the Closing Date and shall provide draft copies of such Tax Returns to the Sellers' Representative at least ten Business Days prior to their filing with or delivery to a Taxing Authority. Such Tax Returns shall be prepared consistent with past practice except to the extent otherwise required by law and this Agreement. Such Tax Returns must be reasonably satisfactory to the Sellers' Representative. If the Sellers' Representative objects to any Tax Return, the Sellers' Representative must notify Purchaser within five Business Days after receiving copies of such Tax Returns. Purchaser and the Sellers' Representative shall then endeavor to resolve any dispute prior to filing such Tax Return. If the dispute cannot be resolved, Purchaser and the Sellers' Representative shall mutually select an accounting firm of national reputation to review such Tax Return and resolve such dispute. The fees of such accounting firm shall be paid as apportioned by such accounting firm. The determination of such accounting firm shall be binding, final and non-appealable. Any of the time periods for making Tax filings set forth in this Section 5.3 shall be tolled for the period during which such accounting firm is resolving such disputes.

                  (f) Notwithstanding anything herein to the contrary, except as set forth in Section 5.3(i), the Sellers' liability for any Taxes shall be subject to the limitations set forth in Article VI hereof.

                  (g) Purchaser shall, and shall cause the Surviving Corporation to, in each case directly or indirectly, take any and all commercially reasonable actions to facilitate the realization of the Transaction Tax Benefits at the earliest possible time. Such actions shall include the following:

                  (i) Filing an IRS Form 4466, Corporation Application for Quick Refund of Overpayment of Estimated Tax (the "Form 4466"), for the Company with the IRS on an expedited basis by faxing copies of a completed Form 4466 and power of attorney to the IRS and mailing originals no later than the tenth Business Day after and excluding the Closing Date;

                  (ii) Filing an IRS Form 1120, U.S. Corporation Income Tax Return (the "Form 1120"), for the Company covering the period from November 1, 2003 to and including the Closing Date with the IRS as soon as is reasonably practicable, but no later than the ninetieth day after and excluding the Closing Date;

                  (iii) Filing an IRS Form 1139, Corporation Application for Tentative Refund (the "Form 1139"), for the Company with the IRS concurrent with, but no earlier than, the filing of the Form 1120 as soon as is reasonably practicable, but no later than the ninetieth day after and excluding the Closing Date;

                  (iv) Giving priority to any Identified Transaction Tax Benefit over any other deduction, credit, refund, offset, benefit or other item that reduces Taxes payable by, or increases refunds or other payment of funds from a Taxing Authority to, Purchaser, the Company or Surviving Corporation or their respective Affiliates, as the case may be, other than those arising in the ordinary course (excluding any of Purchaser's expenses or other deductions or credits relating to or arising from the Transactions);

                  (v) All other commercially reasonable actions that could give rise to realization of any Identified Transaction Tax Benefits, including the pursuit of state and local Tax refunds or the reduction of state or local Taxes of Purchaser, the Company or Surviving Corporation, or their respective Affiliates in such jurisdictions where the Company files state or local Tax Returns.

Upon written request, the Sellers' Representative will cooperate with and provide reasonably requested assistance to Purchaser or the Surviving Corporation, as the case may be, in taking the actions set forth in this Section 5.3(g).

                  (h) Purchaser shall not, and shall not cause or permit the Surviving Corporation or any of their respective Affiliates, directly or indirectly, to take any action, or fail to take any required action, with respect to a Tax Return or otherwise, with the objective of delaying, reducing, forfeiting, substitution for, disallowing, or otherwise impairing any Transaction Tax Benefits.

                  (i) Prior to the Escrow Fund Release Date, if the IRS gives notice of disallowance or requires the repayment of any of the Transaction Tax Benefits or Creditable Tax Refunds deposited or required to be deposited into the Escrow Account or paid or required to be paid to Sellers pursuant to Section 2.9, Purchaser shall be entitled to withhold payment of or offset such disallowed amounts or required repayments or make a claim for such disallowed amounts or required repayments against the Escrow Account (such withholding, offset or claim referred to as a "Clawback Right"). After the Escrow Fund Release Date, none of Purchaser, the Surviving Corporation or their Affiliates shall have any recourse or Clawback Right for such disallowed amounts or required repayments; provided, however, in the case of Transaction Tax Benefits or Creditable Tax Refunds for which Tax Returns have been filed, but the refunds with respect thereto have not been received as of the Escrow Fund Release Date, Purchaser shall be entitled to a Clawback Right against such pending refunds, solely against and to the extent of such refunds.

Notwithstanding the foregoing, Purchaser shall not be entitled to any Clawback Right (1) against the Option Benefit Amount or (2) if Purchaser has not complied with its obligations in all material respects under Section 5.3(g). To the extent that Purchaser has received a payment or offset under its Clawback Right, Purchaser may not make a claim for indemnification under Article VI with respect to the item to which the Clawback Right relates. Subject to the immediately preceding sentence, the Clawback Right set forth herein is separate from and, independent of, the rights to indemnification of Purchaser set forth in Article VI hereof and shall not be subject to the limitations set forth in Sections 6.3(a) and 6.3(e).

         Section 5.4 Intercompany Arrangements. Simultaneously with the Closing, the Company shall pay to Fremont Partners, L.L.C. an amount in cash equal to $132,055, which represents all accrued and unpaid amounts payable through and including the Closing Date under the Management Services Agreement dated as of May 31, 1999 by and between the Company and Fremont Partners, L.L.C. Except as otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between the Company or any Company Subsidiary, on the one hand, and any of their Affiliates (excluding the Company or any Company Subsidiary), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

         Section 5.5 Maintenance of Books and Records; Reasonable Access. Each of the parties hereto shall preserve, until at least the seventh anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Company. After the Closing Date and up until at least the seventh anniversary of the Closing Date, upon any reasonable request from Sellers' Representative, (a) the party holding such records shall (i) provide to Sellers' Representative and its accountants, counsel and other representatives reasonable access to such records during normal business hours and (ii) permit Sellers' Representative its accountants, counsel and other representatives to make copies of such records, in each case at no cost to Sellers' Representative (other than for reasonable out-of-pocket expenses), and (b) Purchaser shall, and shall cause Surviving Corporation to, provide to Sellers' Representative its accountants, counsel and other representatives reasonable access to appropriate officers and employees of the Purchaser, Surviving Corporation or any of their respective Subsidiaries. Such records may be sought under this Section 5.5 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of any shareholder or former shareholder or their respective shareholders, directors, officers, Affiliates and employees seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to Sellers' Representative written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 30th day following such notice unless Sellers' Representative notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to Sellers' Representative and Sellers' Representative shall pay all reasonable expenses of the destroying party in connection therewith.

         Section 5.6 Directors' and Officers' Insurance and Indemnification.

                  (a) In the event of any threatened or actual claim, action, suit proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation by or in the right of the Company, the Surviving Corporation or any of their respective Subsidiaries, in which any Seller or any of the present or former officers or directors of the Company or any Company Subsidiary (collectively, the "D&O

Indemnified Parties") is, or is threatened to be, made a party by reason of the fact that he or she is or was, prior to the Closing Date, a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was, prior to the Closing Date, serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company or any of its Subsidiaries, whether such claim arises before, on or after the Closing Date, the Surviving Corporation shall, and Purchaser shall, and shall cause the Surviving Corporation (which for the purpose of this Section 5.6 shall include any successor to the Surviving Corporation) to, indemnify and hold harmless, as and to the same extent and on the same terms and conditions permitted by the Company's Articles of Incorporation or Bylaws in effect on the date hereof (to the fullest extent permitted by applicable Laws), each such D&O Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit proceeding or investigation. In the event of any such claim, action, suit proceeding or investigation (whether arising before, on or after the Closing Date) with respect to which Purchaser, the Company or the Surviving Corporation (or any successor of the Surviving Corporation) is required to provide indemnification hereunder, (i) Purchaser may (or may cause the Surviving Corporation to), at its election, assume the defense of such matter; provided, that in the event that Purchaser or the Surviving Corporation fails to assume such defense or, under applicable standards of professional conduct, a conflict of interest on any significant issue exists between Purchaser or the Surviving Corporation, on the one hand, and any of the D&O Indemnified Parties on the other hand, the D&O Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Parties promptly as statements therefor are received and (ii) Purchaser shall, and shall cause the Surviving Corporation to, use its best efforts to assist in the vigorous defense of any such matter; provided, that neither Purchaser nor the Surviving Corporation, as the case may be, shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). After the Closing Date, Purchaser shall guarantee the performance by the Surviving Corporation of its obligations under this Section 5.6(a).

                  (b) Purchaser shall cause the Surviving Corporation and its Subsidiaries, for a period of six (6) years, to keep in effect in their Articles of Incorporation, Certificate of Incorporation or Bylaws provisions providing for indemnification of the D&O Indemnified Parties that are at least as favorable as the provisions of the Articles of Incorporation and Bylaws of the Company in effect as of immediately prior to the Closing.

                  (c) Purchaser shall cause the Surviving Corporation to obtain policies of officers' and directors' liability insurance ("D&O Insurance") covering the Company's existing officers' and directors', which policies shall contain terms no less favorable to the Company's current officers and directors than the terms of the D&O Insurance currently covering the Company's existing officers' and directors', for a period of not less than six (6) years after the Closing Date; provided that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 5.6(c) in excess of 300% of the aggregate premiums paid in 2003 in respect of the D&O Insurance covering the Company's directors and officers (the "2003 Premium"); and provided further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.6(c) for such aggregate premium, Purchaser shall cause the Surviving Corporation to obtain as much insurance as can be obtained for an annual premium not in excess of 300% of the 2003 Premium.

                  (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and successors. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Purchaser shall, or shall cause the Surviving Corporation to, pay all expenses, including reasonable attorneys' fees, that may be incurred by any D&O Indemnified Party which is the prevailing party in any action or proceeding to enforce the indemnity and other obligations provided for in this Section 5.6.

                  (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purpose of this Section 5.6, Purchaser shall cause the Surviving Corporation to make proper provision so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.6 and none of the actions described in clauses (i) or
(ii) shall be taken until such provision is made.

         Section 5.7 Notice of Action by Written Consent. In accordance with the MBCA and the Articles of Incorporation and Bylaws of the Company, the Company shall, after the date hereof, promptly notify holders of the Shares who did not execute the action by written consent authorizing the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions of such action by written consent.

         Section 5.8 Appointment of Sellers' Representative.

                  (a) By delivery of a duly executed Letter of Transmittal, each of the Sellers irrevocably appoints Fremont Investors II, L.L.C., a Delaware limited liability company, as its true and lawful attorney-in-fact, to act as its representative ("Sellers' Representative") under this Agreement and, as such, to act, as such Seller's agent (with full power of substitution), to take such action on such Seller's behalf with respect to all matters relating to this Agreement and the Transactions, including without limitation, to negotiate, defend, settle and compromise indemnification claims, to sign receipts, consents and other documents to effect any of the Transactions and to take all actions necessary or appropriate in connection with the foregoing. All decisions and actions by the Sellers' Representative, including any agreement between the Sellers' Representative and the Purchaser relating to indemnification obligations of the Sellers under Article VI, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers' Representative shall incur no liability to the Sellers with respect to any action taken or suffered by the Sellers in reliance upon any notice, direction, instruction, consent, statement or other documents believed by the Sellers' Representative to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Sellers under Article VI, including the defense or settlement of any claims and the making of payments with respect thereto. The Sellers' Representative may, in all questions arising under this Agreement rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sellers' Representative shall not be liable to the Sellers. Sellers' Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Sellers' Representative.

                  (b) Purchaser and the Escrow Agent shall be entitled to conclusively rely on the instructions, decisions and acts of Sellers' Representative required, permitted or contemplated to be taken by Sellers' Representative hereunder or under the Escrow Agreement, and the Escrow Agent and Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with any instructions, decisions or acts of the Sellers' Representative. Purchaser and the Escrow Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by or on behalf of Sellers' Representative, and reasonably believed by Purchaser or the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties.

                  (c) Sellers' Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, or Purchaser, or any other evidence deemed by Sellers' Representative to be reliable, and Sellers' Representative shall be entitled to act on the advice of counsel selected by it. Sellers' Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of such Sellers as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Sellers appointing it severally according to their respective Ownership Percentages against any and all liability and expense that Sellers' Representative may incur by reason of taking or continuing to take any such action.

                  (d) The Sellers hereby agree to (i) indemnify the Sellers' Representative (in its capacity as such) against and to hold Sellers' Representative (in its capacity as such) harmless from, any and all losses of whatever kind which may at any time be imposed upon, incurred by or asserted against Sellers' Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or in connection herewith in such capacity, and (ii) pay the Sellers' Representative for all costs and expenses incurred on behalf of the Sellers ("Representative Expenses"), promptly upon demand by the Sellers' Representative, ratably according to their respective Ownership Percentages. In addition, at Closing, Purchaser shall deliver to the Sellers' Representative an amount in cash equal to the Sellers' Closing Expenses Amount, which the Sellers' Representative shall use to pay for expenses incurred in connection with the consummation of the Transactions. The Sellers' Representative shall distribute any unused portion of the Sellers' Closing Expenses Amount to the Sellers ratably according to their respective Ownership Percentages. The agreements in this Section 5.8 shall survive termination of this Agreement.

                                   ARTICLE VI
                            SURVIVAL; INDEMNIFICATION

         Section 6.1 Survival. The representations and warranties of the Company and the Purchaser and Sub in this Agreement or any document delivered pursuant hereto shall survive the Closing until December 31, 2005 and shall terminate and be of no further force or effect as of December 31, 2005. The covenants and agreements of the Company and the Purchaser and Sub in this Agreement required to be performed following the Closing shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated, or where not indicated, forever.

         Section 6.2 Indemnification.

                  (a) Subject to the limitations set forth in this Article VI, each Seller severally (but not jointly) to the extent of such Seller's Ownership Percentage in the Escrow Account (and solely out of the Escrow Account) shall indemnify and hold harmless Purchaser and its officers, directors, employees, stockholders, representatives, agents, successors and assigns and each director of the Company (each, a "Purchaser Indemnified Party"), from and against any Losses sustained or required to be paid by Purchaser resulting from (i) any breach of any representation or warranty made by the Company in this Agreement and (ii) any breach by such Seller of any covenant, agreement or obligation of such Seller contained in this Agreement required to be performed following the Closing.

                  (b) Subject to the limitations set forth in this Article VI, Purchaser shall indemnify and hold harmless Sellers and their respective officers, directors, employees, stockholders, members, representatives, agents, successors and assigns (each, a "Seller Indemnified Party") from and against any Loss or Losses sustained or required to be paid resulting from (i) any breach of any representation or warranty made by Purchaser in this Agreement, or (ii) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement required to be performed following the Closing. Except to the extent that indemnification by the Sellers is required pursuant to Section 6.2(a), the Company hereby releases, and the Purchaser shall cause the Company to indemnify and hold harmless, each Seller Indemnified Party from and against any Losses or potential Losses resulting from such indemnified party's relationship with the Company, including those resulting from any proceeding, judicial or administrative, or asserted by any other third party (any such proceeding being referred to as a "Third-Party Claim").

                  (c) In the event that any indemnified party is entitled to indemnification with respect to any Loss or potential Loss arising from any Third-Party Claim, the indemnified party shall give the indemnifying party prompt notice thereof. Any failure or delay on the part of the indemnified party to give such notice shall not affect whether an indemnifying party is liable for reimbursement except and to the extent that the indemnifying party is prejudiced thereby. The indemnifying party shall be entitled to control, contest and defend such Third-Party Claim. Such contest and defense shall be conducted by counsel chosen by the indemnifying party. So long as the indemnifying party is conducting the defense of the Third-Party Claim in accordance with this Section 6.2(c), the indemnified party shall be entitled, at its own cost and expense (which expense shall not constitute a Loss), to participate in, but not control, such contest and defense and to be represented by attorneys of its or their own choosing reasonably acceptable to the indemnifying party, provided that the indemnified party will cooperate with the indemnifying party in the conduct of such defense. Neither the indemnified party nor the indemnifying party may concede, settle or compromise any Third-Party Claim without the consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed, except that the indemnifying party may settle a Third-Party Claim if the indemnifying party obtains a full release of all claims for which indemnification is required or if the settlement is solely for money damages.

                  (d) If any indemnified party has a claim against any indemnifying party that does not involve a Third-Party Claim, the indemnified party shall deliver a written notice describing such claim in reasonable detail to the indemnifying party within 30 days after the discovery of the basis for such claim.

         Section 6.3 Limitations on Indemnification.

                  (a) In connection with any indemnification claim by any Purchaser Indemnified Party under this Agreement, Sellers collectively shall not be liable in an aggregate amount which, if added to all other amounts paid as indemnification payments by the Sellers, would exceed an amount equal to the Escrow Amount. Notwithstanding the foregoing, Sellers shall not be required to indemnify the Purchaser Indemnified Parties for any Losses arising under this Agreement unless (i) each individual Loss is at least Seventy-Five Thousand dollars ($75,000) (the "Threshold") and (ii) until the aggregate amount of all Losses for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to this Agreement exceeds an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Basket"). If at any time, the Purchaser Indemnified Parties' aggregate Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Agreement exceed the Basket, then the Sellers shall be liable only for Losses in excess of the Basket; provided, however, that if the aggregate Losses for which Purchaser Indemnified Parties are entitled to indemnification pursuant to this Agreement exceed the Basket, the Threshold shall thereafter be reduced to zero dollars ($0) for each individual Loss.

                  (b) Notwithstanding anything herein to the contrary, while Purchaser may make an indemnification claim against Sellers under this Article VI at any time permitted pursuant to this Article VI, Purchaser shall exhaust any remedies available to it under any insurance or other contract providing for insurance coverage or indemnification with respect to such claims, prior to seeking recovery against Sellers under this Agreement.

                  (c) Notwithstanding anything herein to the contrary, any Loss otherwise indemnifiable hereunder shall be reduced by (i) any amount actually recoverable in connection therewith under insurance or the indemnified party shall, upon receiving full payment for such Loss from the indemnifying party, assign to the indemnifying party the right to pursue recovery under such insurance and (ii) any Tax benefit arising from the payment or accrual of any such indemnified amount. In no event shall any party be liable to any other party for incidental, indirect, special or consequential damages, such as losses of revenues or profits, other than any such damages payable by any party as a result of any claim made by a third party against the indemnified party.

                  (d) If an indemnifying party makes any payment under this Agreement in respect of any Losses, such indemnifying party shall be subrogated, to the extent of such payment, to the rights of the indemnified party against any third party (other than the indemnified party's insurers) with respect to such Losses; provided, however, that such indemnifying party shall not have any rights of subrogation with respect to any other party hereto or any of their respective Affiliates or their Affiliates' respective officers, directors, agents or employees. To the extent the indemnifying party does not have rights of subrogation against any party as a result of the proviso to the proceeding sentence, the indemnified party will take commercially reasonable steps to collect from such third party in respect of such Losses, and will turn over to the indemnifying party any amounts it receives from such third party in respect of such Losses (less any and all reasonable costs and expenses associated with such collection), to the extent of the payment actually made by the indemnifying party in respect of such Losses.

                  (e) The obligations set forth in this Article VI shall be remain in effect until December 31, 2005; provided, however, that such obligations shall continue beyond such periods with respect to any claims properly made against any indemnifying party during such periods that are not resolved at the conclusion of such periods.

         Section 6.4 Escrow; Sole and Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, Sellers, collectively, shall not be liable for any Losses in an aggregate amount which, if added to all other amounts paid as indemnification payments by the Sellers, would exceed the Escrow Amount. Furthermore, any indemnification obligation of the Sellers for Losses under this Agreement shall be satisfied solely by recourse to the Escrow Account, and Purchaser shall not seek any indemnification, contribution or repayment directly or indirectly (through any director or officer of the Company or otherwise) from the Sellers with respect to any matter relating to the Company or the subject matter of this Agreement (whether on the basis of a claim sounding in tort, contract, statute or otherwise) outside of the Escrow Account. On December 31, 2005, the remaining balance of the Escrow Account shall be released to the Sellers' Representative except in respect of amounts relating to any claims for indemnification properly made before such time and retained therein pursuant to the terms of the Escrow Agreement. At the end of the term of the Escrow Agreement, the parties shall cause the Escrow Agent, subject to and in accordance with the provisions of the Escrow Agreement, to deliver to the Sellers' Representative the balance of cash, if any, remaining in the Escrow Account in accordance with the terms of the Escrow Agreement.

                                  ARTICLE VII
                         DEFINITIONS AND INTERPRETATION

         Section 7.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

                  "163(j) Amount" means a Transaction Tax Benefit in an amount equal to the product of (i) the disqualified interest expense of the Company and its Subsidiaries that was disallowed under Section 163(j) of the Code through and including the Closing Date, multiplied by (ii) the federal, state and local marginal Tax rate of the entity realizing such Transaction Tax Benefit.

                  "2003 Premium" has the meaning set forth in Section 5.6(c).

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that with respect to the Company and its Subsidiaries, "Affiliate" shall exclude Fremont Investors II, L.L.C. and Fremont Partners, L.L.C. and their respective affiliates (other than the Company and its Subsidiaries).

                  "Agreement" or "this Agreement" means this Agreement and Plan of Merger, together with the Exhibits and Appendices hereto and the Disclosure Schedule.

                  "Audits" has the meaning set forth in Section 3.20(d).

                  "Balance Sheet" means the most recent balance sheet of the Company and its consolidated Subsidiaries included in the Financial Statements.

                  "Balance Sheet Date" means the date of the Balance Sheet.

                  "Basket" has the meaning set forth in Section 6.3.

                  "Business Day" means a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the laws of such state.

                  "Certificate" shall mean either a Common Certificate or a Preferred Certificate.

                  "Certificate of Merger" has the meaning set forth in Section 1.2.

                  "Clawback Right" has the meaning set forth in Section 5.3(i).

                  "Closing" has the meaning set forth in Section 2.1.

                  "Closing Date" has the meaning set forth in Section 2.1.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Certificate" has the meaning set forth in Section 2.2(a).

                  "Common Merger Consideration" has the meaning set forth in
Section 1.7.

                  "Common Share" or "Common Shares" has the meaning set forth in
Section 1.7.

                  "Company" means Tapco Holdings, Inc., a Michigan corporation.

                  "Company Common Stock" has the meaning set forth in Section
1.7.

                  "Company Intellectual Property" means all Intellectual Property that is purported to be owned by or exclusively licensed to the Company, in connection with the business of the Company.

                  "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company and all of the Company Subsidiaries, taken as a whole.

                  "Company Preferred Stock" has the meaning set forth in Section 1.7.

                  "Company Subsidiary" means each Person which is a Subsidiary of the Company.

                  "Confidentiality Agreement" means a letter agreement dated June 22, 2004 between the Company and Purchaser.

                  "Copyrights" means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

                  "Creditable Tax Refunds" means any refund of Taxes or credit of Taxes with respect to any Tax period ending on or before the Closing Date realized by the Company, the Surviving Corporation or any of their respective Subsidiaries, other than Transaction Tax Benefits.

                  "D&O Indemnified Party" or "D&O Indemnified Parties" has the meaning set forth in Section 5.6(a).

                  "D&O Insurance" has the meaning set forth in Section 5.6(c).

                  "Debt Payoff Amount" is $273,259,734, representing all Indebtedness of the Company as of immediately prior to the Closing, all of which will be paid in full by the Company at the Closing.

                  "Disclosure Schedule" means the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof as amended or supplemented by the Company pursuant to the terms hereof.

                  "Effective Time" has the meaning set forth in Section 1.2.

                  "Encumbrances" means any and all Liens, other than Permitted Liens.

                  "Environmental Law" means all federal, state or local laws governing pollution or the protection of the environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Account" has the meaning set forth in Section 2.8.

                  "Escrow Agent" means U.S. Bank National Association.

                  "Escrow Agreement" has the meaning set forth in Section 2.8.

                  "Escrow Amount" means the sum of the Escrow Deposit and the aggregate amount of Tax Benefit Deposits, provided, however, that in no event shall the Escrow Amount be greater than $20,000,000.

                  "Escrow Deposit" means $6,000,000.


                  "Escrow Fund Release Date" has the meaning set forth in
Section 2.8.

                  "Excess Payment" has the meaning set forth in Section 2.9.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Financial Statements" means the audited consolidated balance sheets of the Company as at October 31 in each of the fiscal years 2002 and 2003 together with consolidated statements of income, shareholders' equity and cash flows for each of the twelve-month periods ended as of October 31, 2001, 2002 and 2003 and the unaudited consolidated balance sheet of the Company as at July 31, 2003 and 2004 together with consolidated statements of income, shareholders' equity and cash flows for the nine-month periods then-ended.

                  "Form 1120" has the meaning set forth in Section 5.3(g).

                  "Form 1139" has the meaning set forth in Section 5.3(g).

                  "Form 4466" has the meaning set forth in Section 5.3(g).

                  "GAAP" means United States generally accepted accounting principles.

                  "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

                  "Identified Transaction Tax Benefits" has the meaning set forth under the definition of "Transaction Tax Benefit."

                  "Indebtedness" means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices or being disputed in good faith), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument and (c) all guarantee obligations with respect to any of the foregoing.

                  "Intellectual Property" means Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

                  "Knowledge of the Company" means the actual (and not constructive or imputed) knowledge, without investigation or inquiry, of Michael Burke, Patrick Dunn, Bart Gentsch, Ross Harrison, John Lawless, III, Bill McCaig, Tom McNulty, Robert Peery, Larry Petersen, Robert Sawyer, Charles Schiedegger, Jeff Schiedegger and Thomas Ward.

                  "Law" means any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, enforceable at law or in equity, along with the interpretation and administration thereof by any Governmental Entity charged with the interpretation or administration thereof.

                  "Lease" means each lease pursuant to which the Company or any Company Subsidiary currently leases any Real Property or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $50,000 per annum).

                  "Letter of Transmittal" has the meaning set forth in Section 2.3(a). The Letter of Transmittal shall expressly state that the Seller agrees to be bound by Section 5.8 hereof.

                  "Licenses" means all licenses and agreements pursuant to which the Company or any Company Subsidiary has acquired rights in or to any Trademarks, Patents, Copyrights, Trade Secrets or other Intellectual Property, or licenses and agreements pursuant to which the Company or any Company Subsidiary has licensed or transferred the right to use any of the foregoing.

                  "Liens" means any liens, charges, security interests, options, encumbrances, claims, mortgages, pledges, hypothecations, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

                  "Losses" means any actions, proceedings, claims, payments, judgments, penalties, fines, interest, Taxes (and related penalties), losses, liabilities, damages, costs (including court costs), expenses (including reasonable attorneys' fees and accounting fees) and related disbursements, including any attorneys fees and disbursements and other expenses incurred in connection with seeking indemnification under Article VI of this Agreement.

                  "MBCA" means the Michigan Business Corporation Act.

                  "Merger" has the meaning set forth in preamble of the Agreement.

                  "Option" or "Options" has the meaning set forth in Section 1.7(e).

                  "Option Benefit Amount" means the value of the Transaction Tax Benefit resulting from the cash-out of Options that will only be realized if and when all amounts, if any, are released to the Sellers from the Escrow Account.

                  "Option Cancellation Agreement" has the meaning set forth in
Section 2.2.

                  "Option Payment" has the meaning set forth in Section 1.7(e).

                  "Optionholder" shall mean the holder of an Option.

                  "Ownership Percentage" of any Seller, shall mean, as of any date, the ownership percentage set forth opposite such Seller's name on Section
3.4 of the Disclosure Schedule as of such date. The aggregate Ownership Percentages of the Sellers shall equal one hundred percent (100%) at all times.

                  "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Permitted Liens" means the following: (a) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings; (b) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, and similar Liens for amounts not yet due and payable or which are being contested in good faith through appropriate proceedings; (c) Liens incurred or deposits made in connection with worker's compensation, unemployment insurance or other types of social security;
(d) Liens securing rental payments under capital lease agreements; (e) Liens on Real Property that do not materially interfere with the present uses of such Real Property and (f) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

                  "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                  "Plan" means each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any Company Subsidiary, or to which the Company or a Company Subsidiary is party, whether written or oral, for the benefit of any director, employee or former employee of the Company or any Company Subsidiary.

                  "Preferred Certificate" has the meaning set forth in Section 2.2.

                  "Preferred Merger Consideration" has the meaning set forth in
Section 1.7.

                  "Preferred Share" or "Preferred Shares" has the meaning set forth in Section 1.7.

                  "Purchaser" means Headwaters Incorporated, a Delaware corporation.

                  "Purchaser Indemnified Party" has the meaning set forth in
Section 6.2(a).

                  "Real Property" means all real property that is currently owned or leased by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the Balance Sheet.

                  "Refund Reimbursement" has the meaning set forth in Section
2.9.

                  "Representative Expenses" has the meaning set forth in Section 5.8.

                  "Retained Employee" means each person who was an active or inactive employee (including any such employee who is on any leave of absence, whether paid or unpaid, including short-or-long term disability leave or workers' compensation leave) of the Company or any Company Subsidiary immediately prior to the Closing Date.

                  "Seller" or "Sellers" means each of the Shareholders and the Optionholders of the Company set forth in Section 3.4 of the Disclosure Schedule.

                  "Seller Indemnified Party" has the meaning set forth in
Section 6.2(b).

                  "Sellers' Closing Expenses Amount" means $200,000.

                  "Sellers' Representative" has the meaning set forth in Section 5.8(a).

                  "Shareholder" or "Shareholders" means the holders of Shares.

                  "Shares" has the meaning set forth in Section 1.7.

                  "Short Period Tax Savings" means an amount equal to (i) (A) the taxable income of the Company (excluding any of the Transaction Tax Benefits) as reported on the Form 1120, multiplied by (B) 0.35, minus (ii) the amount shown as the request for refund on the Form 4466, which represents the amount of estimated tax payments made by the Company for the period from November 1, 2003, through and including the Closing Date and the application to such period's estimated tax payments of the Company's refund from the prior tax year; provided, however, that no less than the amount of such difference between
(i) and (ii) is reflected as a current liability on the Company's balance sheet prepared as of the Closing Date in the ordinary course and consistent with the Company's past practice without, however, giving effect to any of the deductions, credits, refunds or offsets that the Company is or may be entitled to take in connection with or related to the Transactions.

                  "Sub" means Headwaters T Acquisition Corp., a Utah corporation, which is a wholly-owned subsidiary of Purchaser.

                  "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

                  "Surviving Corporation" has the meaning set forth in Section 1.1.

                  "Tax" or "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                  "Tax Audit" means any audit or assessment of Taxes, any examination or investigation by any Tax Authority or any other administrative proceeding or appeal relating to Taxes.

                  "Tax Authority" or "Taxing Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                  "Tax Benefit Basket" has the meaning set forth in Section 2.9.

                  "Tax Benefit Deposits" has the meaning set forth in Section
2.9.

                  "Tax Return" means any return, declaration, report, claim or application for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

                  "Third-Party Claim" has the meaning set forth in Section 6.2.

                  "Threshold" has the meaning set forth in Section 6.3.

                  "Title IV Plan" means a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

                  "Trade Secrets" means all categories of trade secrets as defined in the Uniform Trade Secrets Act, including confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

                  "Trademarks" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos and designs, trade names, internet domain names, corporate names and all registrations and applications in connection therewith.

                  "Transaction Tax Benefit" shall mean any deduction, credit, refund, offset, benefit or other item that reduces Taxes payable by, or increases refunds or other payment of funds from a Taxing Authority to, Purchaser, the Company or Surviving Corporation, as the case may be, or their respective Affiliates, that arises from or is otherwise related to the consummation of the Transactions by the Company, the Surviving Corporation and their respective Subsidiaries and the Sellers, including Tax benefits arising from or related to (i)deductions arising from the retirement of debt of the Company, the Surviving Corporation and their respective Subsidiaries, including call premiums, unamortized debt issuance expenses, and related items, (ii) the 163(j) Amount; (iii) write-off of capitalized fees relating to previous financings of the Company and (iv) deductions attributable to the cash-out of Options as contemplated by this Agreement (the Transaction Tax Benefits referred to in items (i) through (iv) being referred to as the "Identified Transaction Tax Benefits"). Except as set forth in Section 2.9, a Transaction Tax Benefit shall be treated as being realized when (A) a refund reflecting such Transaction Tax Benefit is received from a Taxing Authority; (B) an estimated Tax payment reflecting such Transaction Tax Benefit is made to a Taxing Authority; (C) final Tax payment is made with any Tax Return reflecting such Transaction Tax Benefit; or (D) such Transaction Tax Benefit is otherwise used to reduce Taxes payable by, or to increase refunds or other payments from a Taxing Authority to, Purchaser, the Company or Surviving Corporation, as the case may be, or their respective Affiliates.

                  "Transactions" means all the transactions provided for or contemplated by this Agreement.

                  "WARN Act" means the Worker Adjustment and Retraining Notification Act.

         Section 7.2 Interpretation.

                  (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

         Section 8.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

         Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Purchaser or Sub, to:

                              Headwaters Incorporated
                              10653 South River Front Parkway
                              Suite 300
                              South Jordan, UT 84095
                              Attention:        Chief Executive Officer
                              Telephone:        801-984-9400
                              Telecopy:         801-984-9410

                           and

                  if to the Company or the Sellers, to:

                              Tapco Holdings, Inc.
                              c/o Fremont Investors II, L.L.C.
                              199 Fremont Street, Suite 2300
                              San Francisco, CA 94105
                              Attention:        Kevin Baker
                              Telephone:        (415) 284-8701
                              Telecopy:         (415) 284-8561


         Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.

         Section 8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Escrow Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto, the D&O Indemnified Parties, any Purchaser Indemnified Party and any Seller Indemnified Party.

         Section 8.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         Section 8.8 Venue.

                  (a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Delaware in the event any dispute that the parties fail to resolve arises out of this Agreement or any of the Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in Delaware.

                  (b) Any dispute arising out of this Agreement or the subject matter thereof, or out of any of the Transactions contemplated hereby, shall be submitted to arbitration in accordance with Section 23 of the Escrow Agreement and Section 23 of the Escrow Agreement is hereby incorporated by reference herein, INCLUDING THE WAIVER OF JURY TRIAL SET FORTH THEREIN, except that references therein to "Escrow Agreement" shall refer to this Agreement.

         Section 8.9 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         Section 8.10 Extension; Waiver. At any time prior to the Closing Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.




                   Remainder of page intentionally left blank.

         IN WITNESS WHEREOF, each of Purchaser, Sub and the Company has caused this Agreement to be executed by its authorized officer thereunto duly authorized as of the date first written above.

                                           HEADWATERS INCORPORATED



                                           By:  /s/ Brett A. Hickman
                                               -------------------------------
                                           Name: Brett A. Hickman
                                           Title: V.P.



                                           HEADWATERS T ACQUISITION CORP.



                                           By:  /s/ Brett A. Hickman
                                               -------------------------------
                                           Name: Brett A. Hickman
                                           Title: President



                [Signature page to Agreement and Plan of Merger]

                                           TAPCO HOLDINGS, INC.



                                           By:  /s/ John N. Lawless, III
                                              -------------------------------
                                           Name:  John N. Lawless
                                           Title: Chief Executive Officer






                [Signature page to Agreement and Plan of Merger]

Headwaters will supplementally furnish a copy of omitted schedules to this agreement to the SEC upon request.

Summary of omitted schedules:

Schedule 3.4               Capitalization
Schedule 3.5               Consents and Approvals; No Violations
Schedule 3.6               Subsidiaries
Schedule 3.7               Financial Statements
Schedule 3.10              Title to Properties; Encumbrances
Schedule 3.11              Real Property
Schedule 3.12              Leases
Schedule 3.13              Contracts and Commitments
Schedule 3.15              Insurance
Schedule 3.16              Litigation
Schedule3.17               Environmental Matters
Schedule 3.19              Employee Benefits
Schedule 3.20              Tax Matters
Schedule 3.21              Intellectual Property
Schedule 3.23              Bank Accounts
Schedule3.25               Disclosure Controls in Place as of August 31, 2004
Schedule 5.3(g)(v)         State Tax Jurisdictions